Exhibit 99.1

Phathom Pharmaceuticals Reports Third Quarter 2026 Financial Results and Provides Business Update

•	Over 2 million total VOQUEZNA® prescriptions filled through October 16, 2026

•	Q3 2026 net revenues of $84.7 million increased 71% vs. Q3 2025 and 14% vs. Q2 2026

•	Generated positive operating cash flow for the second consecutive quarter

•	Reaffirmed full-year 2026 financial guidance

•	Conference call and webcast today, October 29, 2026, at 8:00 a.m. EDT

FLORHAM PARK, N.J., October 29, 2026 — Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a biopharmaceutical company focused on commercializing and developing novel treatments for gastrointestinal (GI) diseases, today reported financial results for the third quarter ended September 30, 2026, and provided a business update.

“We are pleased to report continued solid revenue growth and improved operating profitability for the third quarter,” said Steve Basta, President and Chief Executive Officer of Phathom. “We continue to grow VOQUEZNA prescribing depth among GI providers and have implemented several initiatives designed to make it easier for physicians to prescribe and patients to obtain our first-in-class GERD treatment. These efforts build on our commercial momentum, which includes recently reaching the milestone of two million VOQUEZNA prescriptions filled.”

“Our third quarter results reflect Phathom’s significant financial transformation, with revenue growth of 71% year over year and positive cash flow from operations for the second consecutive quarter,” said Sanjeev Narula, Chief Financial and Business Officer of Phathom. “We have established a stronger financial foundation through continued revenue growth and disciplined expense management, while maintaining the flexibility to invest in our commercial and clinical development priorities. We remain confident in our ability to meet our financial obligations and deliver on our full-year 2026 guidance.”

Recent Business Highlights and Third Quarter 2026 Results

VOQUEZNA Commercial Progress:

•

Over 2 million total VOQUEZNA prescriptions have been filled since launch through October 16, 2026. After achieving the first million prescriptions just over two years into launch, Phathom reached its second million filled prescriptions less than a year later.

•	Approximately 380,000 total VOQUEZNA prescriptions were filled during the third quarter 2026, including approximately 248,000 covered prescriptions and 132,000 cash-pay prescriptions.

•

Covered prescriptions in the third quarter amounted to approximately 65% of total quarterly prescriptions. Covered prescription volume increased approximately 19% compared to the second quarter 2026. Cash-pay prescription volume increased approximately 6% sequentially.

•

Phathom implemented several initiatives designed to improve VOQUEZNA access dynamics, including its “Access First” field messaging and promotional materials, and at the end of the third quarter, the introduction of a new copay offering through Phathom’s pharmacy partner, BlinkRx, under which eligible commercially insured patients may pay as little as $0 for VOQUEZNA.

Clinical and Regulatory Updates:

•	VOQUEZNA Phase 3 As-Needed Program

•

Building on previously reported positive Phase 2 results, on September 29, 2026, Phathom announced the initiation of pHalcon-NERD-302, a registrational Phase 3 study of VOQUEZNA for as-needed (PRN) use in Non-Erosive Gastroesophageal Reflux Disease (NERD). The first subject has been dosed, and sites are currently enrolling across the U.S. Topline results are expected in the first quarter 2028.

•

If successful, this Phase 3 program could support a potential label expansion for VOQUEZNA, which, if approved, could offer a differentiated treatment option and potentially expand the market opportunity for VOQUEZNA, by providing flexibility for patients with NERD to take treatment as-needed instead of chronic daily dosing.

•	Eosinophilic Esophagitis (EoE)

•

Phathom expects to report topline results during the fourth quarter 2026 for the 12-week blinded treatment portion of its Phase 2 pHalcon-EoE-201 trial evaluating VOQUEZNA in patients with Eosinophilic Esophagitis (EoE).

•	VOQUEZNA Data at ACG 2026

•

At the American College of Gastroenterology’s (ACG) 2026 Annual Scientific Meeting, Phathom presented new data highlighting the clinical and potential economic value of VOQUEZNA in GERD. A new predictive cost-effectiveness analysis projected VOQUEZNA to be cost-effective compared with proton pump inhibitors (PPIs) for the healing and maintenance of Erosive GERD in adults, with potential healthcare cost savings at the estimated net price based on clinical healing outcomes and fewer anticipated downstream interventions required.

•

Vonoprazan, the active drug in VOQUEZNA, was also the subject of 38 independent, investigator-initiated abstracts presented at ACG 2026, reflecting continued scientific interest across GERD, H. pylori eradication, and other gastrointestinal conditions.

•	VOQUEZNA Regulatory Exclusivity

•

On October 26, 2026, the U.S. District Court for the District of Columbia granted Phathom’s motion to intervene in the litigation filed by BDR Pharmaceuticals against the FDA regarding VOQUEZNA’s regulatory exclusivity. On October 23, 2026, FDA opened a public comment docket on issues raised in the litigation, with comments due November 23, 2026.

•

Phathom believes the FDA carefully and correctly evaluated this issue in its June 6, 2025 decision granting Phathom’s December 11, 2024 Citizen Petition, in which FDA recognized 10 years of NCE exclusivity for VOQUEZNA tablets through May 3, 2032, as reflected in the Orange Book. Phathom intends to vigorously defend its statutory exclusivities.

Third Quarter 2026 Financial Results:

•

Revenue: Net revenues for the third quarter 2026 were $84.7 million, an increase of $35.2 million compared to $49.5 million for third quarter 2025. The increase was due to continued growth from execution of Phathom’s commercial strategy.

•

Research and development (R&D) expenses: R&D expenses for the third quarter 2026 were $8.7 million, an increase of $1.7 million compared to $7.0 million for third quarter 2025. The increase was primarily due to higher clinical development and regulatory costs.

•

Selling, general and administrative (SG&A) expenses: SG&A expenses for the third quarter 2026 were $57.7 million, an increase of $6.1 million compared to $51.6 million for third quarter 2025. The increase was primarily due to higher promotional and personnel-related expenses.

•

Operating expenses: Operating expenses for the third quarter 2026 were $66.4 million, compared to $58.6 million for third quarter 2025. The increase was primarily attributable to higher clinical development costs associated with Phathom’s ongoing and planned clinical programs, as well as increased commercial investment supporting its sales force and Access First initiatives. Third quarter 2026 operating expenses included non-cash stock-based compensation of $5.9 million, compared to $9.3 million in the prior-year period. Non-GAAP operating expenses, excluding stock-based compensation, were $60.5 million, compared to $49.3 million for third quarter 2025.

•

Net loss: Net loss for the third quarter 2026 was $13.9 million, compared to $30.0 million for third quarter 2025. Non-GAAP adjusted net income for the third quarter 2026 was $3.0 million compared to a non-GAAP adjusted net loss of $11.2 million for the same period in 2025. These non-GAAP adjusted amounts, as more fully described below under “Non-GAAP Financial Measures,” exclude non-cash stock-based compensation charges, non-cash interest expense related to the accounting for our revenue interest financing liability, which is in excess of the actual interest owed, and interest expense related to the amortization of debt discount on our term loan. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

•

Cash and cash equivalents: As of September 30, 2026, cash and cash equivalents were $184.6 million, an increase of $2.1 million compared to the second quarter ended June 30, 2026. Phathom continues to believe cash on hand along with anticipated future cash generated from operations will be sufficient to invest in its business and satisfy all outstanding debt obligations without requiring additional debt or equity financing.

2026 Financial Guidance

Phathom is maintaining its full-year 2026 financial guidance as follows:

FY 2026 Guidance
Net revenue	$310–325 million
Gross-to-net discount	55–59%
Gross margin	~80%
Non-GAAP operating expenses, excluding stock-based compensation	$235–245 million

Conference Call and Webcast

Phathom will host a conference call and webcast to discuss its third quarter 2026 financial results and business highlights today, October 29, 2026, at 8:00 a.m. EDT. A live webcast will be available on the investors page of Phathom’s website under Events & Presentations. A replay of the webcast will be available following completion of the call and will be archived for up to 90 days.

Non-GAAP Financial Measures

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Phathom has provided non-GAAP operating profitability, operating expense, adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative to financial measures prepared in accordance with GAAP. However, Phathom believes the presentation of non-GAAP operating profitability, adjusted operating expense, net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. Non-GAAP operating profitability and non-GAAP operating expense exclude non-cash stock-based compensation, which is impacted by changes in the market price of common stock. Adjusted net loss and net loss per share exclude (i) non-cash stock-based compensation, (ii) interest expense related to the accounting for our revenue interest financing liability, which is in excess of the actual interest owed, and (iii) interest expense related to the amortization of debt discount on our term loan. Phathom does not provide a reconciliation of projected non-GAAP operating profitability or operating expense to GAAP operating expense due to the inherent difficulty in forecasting and quantifying non-cash stock-based compensation which is dependent on changes in the market price of common stock and necessary for such reconciliation.

Phathom believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Phathom’s results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Phathom’s ongoing operating performance and are better able to compare Phathom’s performance between periods. In addition, these non-GAAP financial measures are among those indicators Phathom uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Phathom Pharmaceuticals, Inc.

Phathom Pharmaceuticals is a biopharmaceutical company focused on the commercialization and development of novel treatments for gastrointestinal diseases. Phathom has in-licensed the exclusive rights to vonoprazan, a first-in-class potassium-competitive acid blocker (PCAB) for the U.S., Europe and Canada. Phathom currently markets vonoprazan in the United States as VOQUEZNA® (vonoprazan) tablets for the relief of heartburn associated with Non-Erosive GERD in adults, the healing and maintenance of healing of Erosive GERD in adults and relief of associated heartburn, and as part of VOQUEZNA® DUAL PAK® (vonoprazan tablets, amoxicillin capsules) and VOQUEZNA® TRIPLE PAK® (vonoprazan tablets, amoxicillin capsules, clarithromycin tablets) for the treatment of H. pylori infection in adults. For more information about Phathom, visit the company’s website at www.phathompharma.com and follow on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation statements regarding: our guidance and expectations regarding financial results for 2026, including revenues from sales of VOQUEZNA, operating expenses, gross-to-net and gross margin; our beliefs, outlook and expectations with respect to future commercialization plans, activities and potential results; our belief in the potential size of the commercial opportunity for VOQUEZNA and ability to realize its potential; our belief in the sufficiency of our cash and expected revenues to fund our current operating plan and meet outstanding financial obligations; our development plans and potential timelines including our expectations for reporting topline results from the pHalcon-EoE-201 trial and our Phase 3 clinical trial in NERD as-needed use; our belief that the FDA correctly evaluated and recognized the GAIN Act extension of NCE exclusivity for VOQUEZNA tablets; our intent to take appropriate actions to protect our statutory exclusivities; the expected duration of NCE exclusivity for VOQUEZNA tablets; the potential timing and outcome of the litigation filed by BDR and the second purported ANDA filer; the timing and potential impact of the FDA public docket and potential decisions the FDA may make in light of the comments received; our business strategy, goals, mission and vision, including our goal to be a leader in GI; and our other expectations, forecasts and predictions as to future performance, financial and other results and likelihood of success. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the risk that: we may not be able to continue to successfully commercialize VOQUEZNA, achieve operating results, revenues or growth at the levels we expect, or realize the potential market opportunity; the market opportunity for VOQUEZNA may be significantly smaller than our expectations; market acceptance for VOQUEZNA from healthcare professionals, patients, and payors in the indications for which it is approved may be significantly lower than we anticipate; we may encounter coverage, reimbursement, market access, or other issues in the course of our commercialization efforts that may negatively impact our efforts and results; our ongoing and planned commercial activities may not have the impact on results we expect; the unmet need for new treatment options in GERD may not be as high as we anticipate; estimates of the number of patients with the disorders for which VOQUEZNA is approved, now or in the future, and our estimates of potential market size may not be accurate; our decisions as to where to allocate our resources and focus our efforts may not lead to the results we expect; BDR and the second purported ANDA filer may succeed in challenging the FDA’s recognition of the GAIN Act extension of

NCE exclusivity for VOQUEZNA tablets, which would result in a reduction in the period of regulatory exclusivity and permit the FDA to receive and potentially approve ANDAs referencing VOQUEZNA tablets earlier than currently anticipated; members of the public may comment on the FDA public docket in a manner adverse to our position, which may influence the FDA’s decision, and the FDA may, in light of those comments or otherwise, reconsider, modify or reverse its prior decision recognizing the GAIN Act extension of NCE exclusivity for VOQUEZNA tablets; the litigation, including any appeals, may be lengthy, costly and distracting to management, and its timing and outcome are uncertain; developments in the litigation or related to the FDA’s request for comments, or public perception of them, may hurt our stock price, VOQUEZNA sales, business, financial condition and prospects; we may be unsuccessful in defending our Orange Book-listed patents against challenges by third parties; we may face competition earlier than expected if we lose regulatory or patent protection or non-patent regulatory exclusivity for VOQUEZNA tablets, including as a result of an adverse outcome in the BDR and related litigation or an adverse FDA decision; our results may be negatively impacted by the launch of other competitive products; we may experience adverse impact as the result of our dependence on third parties in connection with commercialization, product manufacturing, research and preclinical and clinical testing; we may be negatively impacted by regulatory developments or other governmental actions in the United States, including government healthcare reform; we may encounter unexpected adverse side effects or inadequate efficacy of VOQUEZNA that may limit or impair market acceptance or impair current or future development or regulatory approvals, or may result in recalls, withdrawals or product liability claims; we may not be able to obtain and maintain intellectual property protection important to our business; if we were to breach our license agreement with Takeda for vonoprazan, Takeda might take action, including termination, that would significantly impair our business; we may encounter potential delays in the commencement, recruitment, enrollment, data readouts and completion of our clinical trials; we may receive negative or mixed results from our ongoing or future clinical trials that impact our business, goals or future opportunities; our operating expenses and cash use may be higher than we anticipate, including if we decide to engage in activities not currently in our plan or if we face unexpected, or higher than anticipated, expenses, including as the result of unexpected events such as litigation; depending on our operating results and activities, we may not achieve our financial guidance and we may not maintain operating profitability or cash flow positivity on the timelines we expect or at all; for the foregoing or other reasons, in the future, we may not have sufficient cash to fund our operations at the levels we expect or to meet our obligations under the term debt or revenue interest financing agreement (RIFA) or our other obligations or to enable us to achieve profit from operations; we may need to or decide to raise additional capital and we may not be able to do so on acceptable terms or at all; and any of the foregoing or other factors may negatively impact our ability to achieve our plans, goals, mission, vision and potential. For additional discussion of these and other risks, see the risk disclosure in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

MEDIA CONTACT

Nick Benedetto

1-877-742-8466

media@phathompharma.com

INVESTOR CONTACT

Eric Sciorilli

1-877-742-8466

ir@phathompharma.com

© 2026 Phathom Pharmaceuticals. All rights reserved.

VOQUEZNA, VOQUEZNA DUAL PAK, VOQUEZNA TRIPLE PAK, Phathom Pharmaceuticals, and their respective logos are registered trademarks of Phathom Pharmaceuticals, Inc.

Selected Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2026	December 31, 2025
Cash and cash equivalents	$184,558	$129,972
Total assets	$345,020	$259,149
Total liabilities	$692,659	$697,318
Total stockholders’ deficit	$(347,639)	$(438,169)

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Product revenue, net	$84,722	$49,504	$217,297	$117,526
Cost of revenue	18,367	6,190	45,458	14,951

Gross profit	66,355	43,314	171,839	102,575
Operating expenses:
Research and development	8,745	7,027	24,330	25,287
Selling, general and administrative	57,695	51,558	167,037	231,346

Total operating expenses	66,440	58,585	191,367	256,633

Loss from operations	(85)	(15,271)	(19,528)	(154,058)

Other (expense) income:
Interest income	1,600	1,413	4,846	5,840
Interest expense	(15,387)	(16,108)	(46,287)	(51,696)
Other expense, net	(25)	(7)	(879)	(185)

Total other expense	(13,812)	(14,702)	(42,320)	(46,041)

Net loss and comprehensive loss	$(13,897)	$(29,973)	$(61,848)	$(200,099)

Net loss per share, basic and diluted	$(0.16)	$(0.41)	$(0.74)	$(2.76)

Weighted-average shares of common stock outstanding, basic and diluted	84,892,631	73,396,435	83,573,861	72,615,910

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Reconciliation of GAAP to Non-GAAP adjusted net income (loss):
GAAP net loss	$(13,897)	$(29,973)	$(61,848)	$(200,099)
Stock-based compensation expense (A)	5,921	9,297	18,167	23,109
Non-cash interest on revenue interest financing liability	10,009	8,749	29,138	30,058
Interest expense related to amortization of debt discount	953	775	2,709	2,205

Non-GAAP adjusted net income (loss)	$2,986	$(11,152)	$(11,834)	$(144,727)

Reconciliation of GAAP to Non-GAAP adjusted net income (loss) per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(0.16)	$(0.41)	$(0.74)	$(2.76)
Stock-based compensation expense (A)	0.07	0.13	0.22	0.32
Non-cash interest on revenue interest financing liability	0.12	0.12	0.35	0.41
Interest expense related to amortization of debt discount	0.01	0.01	0.03	0.03

Non-GAAP net income (loss) per share — basic and diluted	$0.04	$(0.15)	$(0.14)	$(2.00)

Weighted-average shares of common stock outstanding, basic and diluted	84,892,631	73,396,435	83,573,861	72,615,910

(A)	Stock-based compensation consists of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Research and development	828	2,063	2,753	5,043
Selling, general and administrative	5,093	7,234	15,414	18,066